EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of this 6th day of May, 2005, by and among Shuttle America Corporation, an Indiana corporation (the “Company”), Shuttle Acquisition LLC, a Delaware limited liability company and the parent of the Company (“Seller”) and Republic Airways Holdings, Inc., a Delaware corporation (“Buyer”),

WHEREAS, Seller owns all of the issued and outstanding shares of common stock of the Company (“Company Shares”); and

WHEREAS, Buyer wishes to purchase the Company Shares from Seller and Seller desires to sell the Company Shares to Buyer upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties wish to set forth certain other agreements among them; and

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1  Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 6.1 hereof) and upon the basis of the representations, warranties, covenants and agreements contained herein, Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the Seller’s right, title and interest in and to the Company Shares, free and clear of any Liens (as defined in Section 3.2 hereof) in consideration for the payment to Seller of One Million Dollars ($1,000,000) (the “Purchase Price”). Buyer and Seller agree that the Purchase Price shall be payable at the Closing by the execution and delivery of a promissory note of Buyer (the “Purchase Note”), made payable to Seller, in the aggregate principal amount of $1,000,000, bearing interest at a rate of 8.0% per annum, with the interest thereunder becoming due payable monthly and 100% of the principal payable on the date which is the second anniversary of the Closing Date (as defined in Section 6.1).

ARTICLE II

MANNER OF EXCHANGE

2.1  Exchange of Shares. At the Closing, Seller shall deliver to Buyer a certificate or certificates representing all of the Company Shares, accompanied by a stock power or powers duly executed in blank, with all necessary stock transfer and other documentary stamps attached, and Buyer shall deliver to Seller the Purchase Note.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Each of Seller and the Company, jointly and severally, represent and warrant to Buyer as follows:

3.1  Organization and Qualification; Subsidiaries. The Company is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized (if such jurisdiction recognizes good standing) and has the requisite power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and, if such jurisdiction recognizes good standing, is in good standing, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a material adverse effect on the Company. The Company has made available to Buyer complete and correct copies of its certificate of incorporation and by-laws, in each case as amended to the date hereof.

3.2  Capitalization. (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, $0.01 par value per share. As of the date hereof there are outstanding 100 shares of common stock, all of which are owned by Seller free and clear of all liens, claims, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature, except for the restrictions imposed by applicable securities laws (collectively, “Liens”). All of the Company Shares outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable.

(b)  Except as described above, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Seller or the Company, or any other obligation of Seller or the Company, to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

3.3  Corporate Authorization. Each of Seller and the Company has all the requisite corporate (or limited liability company, as the case may be) power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Seller and the Company and the consummation by each of Seller and the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate (or limited liability company, as the case may be) action on the part of each of Seller and the Company. This Agreement has been duly executed and delivered by each of Seller and the Company and (assuming that this Agreement constitutes a valid and binding agreement of Buyer) constitutes a valid and binding obligation of each of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

3.4  Non-contravention. The execution and delivery of this Agreement by the Company and by Seller does not and, the consummation of the transactions contemplated hereby will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws (or certificate of formation or limited liability company operating agreement, as the case may be) of each of Seller and the Company, (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any individual or trust, estate, partnership, corporation or other entity under (except as has already been obtained or taken), constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (d) result in the creation or imposition of any Lien on any asset of the Company.

3.5  Licenses and Permits. (a)The Company has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is not in default under any Permit.

(b) The Company’s certificate of public convenience and necessity issued by the U.S. Department of Transportation (the “DOT”) and the Air Carrier Certificate issued by the Federal Aviation Administration (the “FAA”) (collectively, the “Certificates”) are valid and effective.

(c) The consummation of the transactions contemplated hereby shall not invalidate the Permits or the Certificates.

3.6  Liabilities. As of the Closing, the Company shall not have any liabilities, costs, expenses, claims, losses or other obligations whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, including without limitation tax liabilities or any liabililty contemplated by Section 5.1(e) hereof (individually a “Liability” and collectively, “Liabilities”) other than those Liabilities set forth in Schedule 3.6 hereof plus up to an additional $500,000 of such Liabilities.

3.7  Financial Statements. The Company has delivered to Buyer true, correct and complete copies of the unaudited balance sheet and related unaudited statement of income of the Company for the year ended December 31, 2004 (collectively, the (Financial Statements”). The Financial Statements have been prepared from the books and records of the Company as prepared in the ordinary course of the business and in accordance with generally accepted accounting principals in the United States of America. The Financial Statements fairly present, the assets, liabilities and financial condition of the Company as of their date and the results of operations of the Company for the same period. As of the Closing, the Company’s current assets minus its current liabilities (“Working Capital”) shall not be less than Working Capital” as of February 28, 2005 less $500,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company that:

4.1  Organization, Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a material adverse effect on Buyer

4.2  Corporate Authorization. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of such transactions contemplated hereby, by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming that this Agreement constitutes a valid and binding agreement of Seller and the Company) constitutes a valid and binding obligation of Buyer, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

4.3  Non-contravention. The execution and delivery of this Agreement by the Buyer does not and, the consummation of the transactions contemplated hereby will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Buyer, (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree or (c) contravene, conflict with, or result in a breach of any agreement, lease, instrument of indebtedness, license or other obligation of Buyer.

ARTICLE V

CONDITIONS PRECEDENT TO THE CLOSING

5.1  Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing (as hereinafter defined), of all of the following conditions, any one or more of which may be waived at the option of Buyer:

(a)  True and Correct Representations and Warranties. The representations and warranties of Seller and the Company contained in this Agreement shall be true and correct as of the Closing.

(b)  The Company shall have satisfied in full, and shall have no further obligation under or relating to:

(i)  that certain promissory note of the Company in favor of Chautauqua Airlines, Inc. dated as of January 2, 2002 and assigned to Imprimis Investors, LLC, on March 8, 2004, for the aggregate principal amount outstanding of $9,421,808 (the “Imprimis Note”);

(ii)  those certain promissory notes of the Company in favor of Seller, for the aggregate principal amounts of $5,000,000 and $10,000,000 respectively (the “Seller Notes”) and any other indebtednesses incurred by the Company to the Seller (the Seller Notes and the Imprimis Note collectively have accrued to $26.165MM set forth on the unaudited February 28, 2005 balance sheet of the Company); and

(iii)  any Liability other than those set forth in Schedule 3.6 hereof.

(c)  Delivery of Documents. Buyer shall have received all documents and other items to be delivered under Section 6.2.

(d)  No Material Adverse Effect. From the date hereof until the Closing, there shall have been no material adverse effect on the properties, assets, condition (financial or otherwise), operating results, employee, customer or supplier relations, business activities or business prospects of the Company.

(e)  Indebtedness. Buyer shall be satisfied that as a result of the cancellation of indebtedness pursuant to Sections 5(b)(i) and (ii) above that neither the Company nor Buyer shall incur any cost or expense (including, without limitation, any cancellation of indebtedness income for federal and state law tax purposes), which would result in a material adverse effect on the business of the Company or Buyer after the consummation of the transactions contemplated hereby.

(f)  DOT Authorization. The authorization from the DOT for the Company, upon its acquisition by the Buyer, to utilize aircraft with sixty (60) seats or more in the Company’s business shall not have been revoked by the DOT.

(g)  Approvals. Buyer shall be satisfied that the transactions contemplated hereby shall not invalidate the Certificates.

5.2  Conditions Precedent to Obligations of Seller and the Company. The obligations of Seller and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller and the Company:

(a)  No Breach of Covenants; True and Correct Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing.

(b)  Delivery of Documents. Seller and the Company shall have received all documents and other items to be delivered by Buyer under Section 6.3.

ARTICLE VI

CLOSING

6.1  Closing. The consummation of the transactions that are the subject of this Agreement shall be closed (the “Closing”) at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, NY 10103, at 10:00 a.m. Eastern Standard Time on May 6, 2005, or at such other time or place as the parties may mutually agree (the “Closing Date”).

6.2  Deliveries by Seller and the Company. At the Closing, Seller and the Company shall deliver or cause to be delivered to Buyer:

(a)  Stock Certificates and Instruments of Conveyance. Certificates for all of the Company Shares, accompanied by stock powers duly executed in blank, with all necessary stock transfer and other documentary stamps attached;

(b)  Corporate Documents. The certificate of incorporation of the Company certified by an appropriate official of its jurisdiction of incorporation as being in effect as of a recent date, and the Company’s bylaws certified by an appropriate officer of the Company as in effect at the Closing;

(c)  Resignations. Resignations of all of the directors and officers of the Company, effective as of the Closing;

(d)  Corporate Records. All minutes books and stock record books of the Company;

(e)  Evidence of Satisfaction of Debt. Evidence, in form and substance satisfactory to Buyer, of the full and complete satisfaction of the Company’s obligations under (i) the Imprimis Note and (ii) the Seller Note.

(f)  Licenses and Permits. Copies of each of the Permits held or owned by the Company and each of the Certificates held or owned by the Company;

(g)  Other Documents. Such other documents and instruments as Buyer reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to counsel for Buyer.

6.3  Deliveries by Buyer. At the Closing, Buyer will deliver to Seller simultaneously with delivery of the items referred to in Section 6.2 above:

(a)  The Purchase Note;

(b)  Other Documents. Such other documents and instruments as Seller reasonably shall deem necessary to consummate the transactions contemplated hereby.

ARTICLE VII

OTHER AGREEMENTS

7.1  Survival of Representation and Warranties; Covenants. All of the representations and warranties set forth in this Agreement shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of or any knowledge of Buyer, Seller or the Company or any of their respective officers, directors, employees, agents, or representatives, until the date which is the nine month anniversary of the Closing Date.

7.2  Cooperation After the Closing. Buyer, Seller and the Company will, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1  Indemnification by Seller. From and after the Closing, Seller agrees to indemnify, defend and save Buyer, the Company, and each of their respective officers, directors, employees, or agents (each, an “Indemnified Buyer Party”), harmless from and against, and to promptly pay to an Indemnified Buyer Party or reimburse an Indemnified Buyer Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all proceedings, judgments, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts incurred by any indemnified party in any action or proceeding between such indemnified party and the indemnitor or between any indemnified party and any third party or otherwise) (individually a “Loss” and collectively, the “Losses”) sustained or incurred by any Indemnified Buyer Party relating to, resulting from, arising out of or otherwise by virtue of any misrepresentation or breach of a representation, warranty or covenant made herein by Seller or the Company.

8.2  Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and save Seller and its officers, directors, employees or agents (each, an “Indemnified Seller Party”) harmless from and against, and to promptly pay to an Indemnified Seller Party or reimburse an Indemnified Seller Party for, any and all Losses sustained or incurred by any Indemnified Seller Party relating to, resulting from, arising out of or otherwise by virtue of any misrepresentation or breach of a representation, warranty or covenant made herein by Buyer.

8.3  Procedure for Indemnification. The following procedure shall apply to the foregoing agreements to indemnify and hold harmless:

(a)  The party who is seeking indemnification (the “Claimant”) shall give written notice to the party from whom indemnification is sought (the “Indemnitor”) promptly after the Claimant learns of the claim or proceeding, provided that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it is actually damaged thereby.

(b)  With respect to any third-party claims or proceedings as to which the Claimant is entitled to indemnification, the Indemnitor shall have the right to select and employ counsel of its own choosing to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith. Subject to the foregoing (i) the Claimant shall not settle or compromise any such third party claim without the prior written consent of the Indemnitor and (ii) the Indemnitor shall not settle or compromise any such third party claim without the prior written consent of the Claimant, in each case of (i) and (ii) which consent shall not be unreasonably withheld.

8.4  Limitation on Indemnification Rights.

(a)  It is understood and agreed that no claim for recovery of indemnifiable damages may be asserted based on a representation, warranty or applicable portion thereof set forth in this Agreement after it has been extinguished in accordance with Section 7.1 hereof.

(b)  No claim for indemnification may be made hereunder unless the aggregate amount of claims exceeds $250,000 and then only for claims in excess of $250,000.

(c)  The indemnification obligations of either Seller or the Buyer under Sections 8.1 and 8.2 hereof shall not exceed the Purchase Price (the “Indemnification Cap”).

ARTICLE IX

MISCELLANEOUS

9.1  Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision which shall remain in full force and effect and be enforceable to the fullest extent permitted by law.

9.2  Amendment and Waiver. This Agreement may not be amended orally. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. The failure of any party to enforce any provision of this Agreement shall not operate as a waiver by such party of such provision.

9.3  Documents. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

9.4  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

9.5  Expenses. Whether or not the Closing occurs, all transaction expenses incurred by any party hereto shall be paid by such party.

9.6  Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflicts of law.

9.7  Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto in any manner whatsoever, whether directly or by operation of law or otherwise, without the prior written consent of the other parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Robert H. Cooper
Name: Robert H. Cooper
Title: Executive Vice President and Chief Financial Officer

SELLER

SHUTTLE ACQUISITION LLC

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

COMPANY

SHUTTLE AMERICA CORPORATION

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

Wexford Special Situations 1997 LP, which owns a controlling interest in Seller, hereby guarantees Seller’s obligations under Article VIII hereof for a period of nine months from the date hereof.

WEXFORD SPECIAL SITUATIONS 1997 LP
By: Wexford 97 Advisors LLC, its General Partner

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary